     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 14, 1999



                                            REGISTRATION STATEMENT NO. 333-74737

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               F.N.B. CORPORATION
             (Exact name of registrant as specified in its charter)

                                  PENNSYLVANIA
         (State or other jurisdiction of incorporation or organization)
                                   25-1255406
                      (I.R.S. Employer Identification No.)

                   ONE F.N.B. BOULEVARD, HERMITAGE, PA 16148
                                 (724) 981-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                 JOHN D. WATERS
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                               F.N.B. CORPORATION
                              ONE F.N.B. BOULEVARD
                              HERMITAGE, PA 16148
                                 (724) 981-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                    COPY TO:

                                 DAVID J. LOWE
                             COHEN & GRIGSBY, P.C.
                         11 STANWIX STREET, 15TH FLOOR
                              PITTSBURGH, PA 15222

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

                                   PROSPECTUS

                               F.N.B. CORPORATION

                                  $125,000,000
                                       OF
                    SUBORDINATED TERM NOTES AND DAILY NOTES

-------------------------------------------------
                   TERM NOTES

Available Term:        3, 6, 9, 12, 18, 24, 30,
                       36, 48, 60, 84 and 120
                       months

Minimum Purchase:      $500

Interest:              We will establish the
                       interest rate when you
                       purchase the Term Note-See
                       the Prospectus Supplement
                       for current rates

                       You will have different
                       interest payment options,
                       depending on the term of
                       your Term Note

Redemption:            You can redeem your Term
                       Note at any time but will
                       forfeit some interest

                       We can redeem your Term
                       Note on 30 days' notice

Security and Ranking:  The Term Notes will not be
                       secured by any collateral

                       The Notes will be
                       subordinate to all of our
                       other existing and future
                       senior debt
-------------------------------------------------
-------------------------------------------------
                   DAILY NOTES

Term:                  The Daily Notes have no
                       set term

Minimum Purchase:      $50.00

Interest:              We will establish the
                       interest rate when you
                       purchase the Daily
                       Note-See the Prospectus
                       Supplement for current
                       rates

                       Interest is accrued daily,
                       compounded quarterly and
                       is paid when you redeem
                       the Daily Note

Redemption:            You can redeem all or any
                       portion of your Daily Note
                       at any time without
                       penalty

                       We can redeem your Daily
                       Note on 30 days' notice

Security and Ranking:  The Daily Notes will not
                       be secured by any
                       collateral

                       The Daily Notes will be
                       subordinate to all of our
                       existing and future senior
                       debt
-------------------------------------------------

THE TERM NOTES AND DAILY NOTES ARE NOT DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                          PER NOTE       TOTAL
                                                          --------    ------------
Public Offering Price...................................    100%      $125,000,000
Underwriting Discounts..................................    None              None
Proceeds to us (before expenses)........................    100%      $125,000,000

We will sell the Daily Notes and the Term Notes at the offices of our subsidiary, Regency Finance Company, and its subsidiary, Citizens Financial Services, Inc. We will not list the Daily Notes or the Term Notes on any securities exchange or other trading market.
                            ------------------------


                 THE DATE OF THIS PROSPECTUS IS APRIL 15, 1999.

        IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS
                   AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

Information is provided to you about the Daily Notes and Term Notes in this Prospectus and the accompanying Prospectus Supplement, which describes the interest rates applicable to the Notes at the time of your purchase. In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus and the Prospectus Supplement. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

Cross-references are included in this Prospectus to captions in these materials where you can find further related discussions. The following Table of Contents provides the pages on which these captions are located.

This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended. Such forward-looking statements, together with related qualifying language and assumptions, are found in the material, set forth under "Risk Factors." Forward-looking statements are also found elsewhere in this Prospectus, and may be identified by, among other things, accompanying language including the words "expects," "intends," "anticipates," "estimates" or analogous expressions, or by qualifying language or assumptions. Such statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results or performance to differ materially from such forward-looking statements. Such risks, uncertainties and other factors include, among others, general economic and business conditions, competition, changes in political, social and economic conditions, regulatory initiatives and compliance with government regulations, customer preference and various other matters, many of which are beyond our control. These forward-looking statements speak only as of the date of this Prospectus. We disclaim any obligation or undertaking to disseminate any updates or revisions to such forward-looking statements to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

                               TABLE OF CONTENTS


Risk Factors................................................    3
Summary Consolidated Financial Data.........................    4
Use of Proceeds.............................................    5
The Company.................................................    6
Description of Notes........................................    8
Plan of Distribution........................................   14
Legal Matters...............................................   14
Independent Auditors........................................   14
Where You Can Find Additional Information...................   14
Information Incorporated by Reference.......................   15

                                  RISK FACTORS

You should carefully consider the following risk factors and other information contained in this Prospectus before buying the Notes.

THE NOTES ARE NOT SECURED, INSURED OR GUARANTEED

The Notes are not secured by any of our assets or any other collateral. Also, the Notes are not bank deposits and are not insured or guaranteed by the FDIC or any other governmental agency. Therefore, you are increasing your risk of loss if you buy Notes with funds taken from an insured account held at a bank, savings and loan association or credit union.

YOUR RIGHT TO RECEIVE PAYMENTS ON THESE NOTES IS SUBORDINATE TO ALL OF OUR SENIOR INDEBTEDNESS

According to the terms of the Notes, the payment of the principal and interest on the Notes is subordinate in right of payment to the prior payment when due of the principal and interest on all of our Senior Indebtedness. As of December 31, 1998, the total amount of our Senior Indebtedness was $6.0 million and the total amount of our indebtedness that is equal in right of payment with the Notes was $132.7 million. We have the absolute right to increase or decrease our Senior Indebtedness.

Holders of Senior Indebtedness will be able to prevent payment on the Notes:

- in the event of our bankruptcy, liquidation or reorganization;

- if there is a payment default under certain Senior Indebtedness; and

- if there are certain non-payment defaults under certain Senior Indebtedness.

OUR STATUS AS A HOLDING COMPANY MAKES US DEPENDENT ON DIVIDENDS FROM OUR SUBSIDIARIES TO MEET OUR OBLIGATIONS

We are a holding company and conduct almost all of our operations through our subsidiaries. We do not have any significant assets other than the stock of our subsidiaries. Accordingly, we depend on the cash flows of our subsidiaries to meet our obligations, including the payment of the principal and interest on the Notes. Our right, and thus the right of the buyers of Notes and our other creditors, to participate in any distribution of earnings or assets of our subsidiaries is subject to the prior claims of creditors of such subsidiaries. As of December 31, 1998, the amount of such claims (excluding deposit liabilities) was $132.7 million.

Under federal and state law, our bank subsidiaries are limited in the amount of dividends they can pay to us without prior regulatory approval. Also, bank regulators have the authority to prohibit our subsidiary banks from paying dividends if they think the payment would be an unsafe and unsound banking practice.

YOU WILL FORFEIT INTEREST IF YOU REDEEM TERM NOTES EARLY

If you redeem your Term Notes before the maturity date, you will forfeit one month of interest earned, or that could have been earned, if you are redeeming a 3, 6, 9 or 12 Month Term Note, or three months of interest earned, or that could have been earned, if you are redeeming any other Term Note. We may also require you to give us 30 days' prior written notice before you redeem a Term Note.

YOUR ABILITY TO SELL OR TRANSFER THE NOTES WILL BE LIMITED


There is no trading market for the Notes and we do not expect one to develop. You should not purchase the Notes with the expectation that a trading market for the Notes will subsequently develop. The Notes are also non-negotiable. You can transfer or assign the Notes only with our consent and only at the offices of our sales and paying agents, Regency Finance Company or Citizens Financial Services, Inc.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth summary consolidated financial data for the Company for the periods indicated, giving retroactive effect to the mergers with West Coast Bank, Seminole Bank and Citizens Holding Corporation, each of which was accounted for as a pooling of interests. This information should be read in conjunction with the financial statements and notes thereto incorporated by reference in this Prospectus.

                                                     AT OR FOR THE YEAR ENDED DECEMBER 31,
                                         --------------------------------------------------------------
                                            1998         1997         1996         1995         1994
                                         ----------   ----------   ----------   ----------   ----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS:
Interest income........................  $  235,985   $  216,278   $  202,380   $  190,743   $  164,346
Interest expense.......................     103,385       92,664       84,736       81,660       65,043
                                         ----------   ----------   ----------   ----------   ----------
  Net interest income..................     132,600      123,614      117,644      109,083       99,303
Provision for loan losses..............       7,255       11,100        9,773        7,174        9,369
                                         ----------   ----------   ----------   ----------   ----------
  Net interest income after provision
    for loan losses....................     125,345      112,514      107,871      101,909       89,934
Non-interest income....................      31,745       25,978       22,822       21,678       19,545
Non-interest expenses..................     109,174       98,330       97,875       87,155       82,550
                                         ----------   ----------   ----------   ----------   ----------
Income before taxes....................      47,916       40,162       32,818       36,432       26,929
Income taxes...........................      16,044       12,771       10,951       12,122        9,000
                                         ----------   ----------   ----------   ----------   ----------
  Net income before extraordinary
    items..............................      31,872       27,391       21,867       24,310       17,929
Extraordinary items, net of tax........          --        8,809           --           --           --
                                         ----------   ----------   ----------   ----------   ----------
Net income.............................  $   31,872   $   36,200   $   21,867   $   24,310   $   17,929
                                         ==========   ==========   ==========   ==========   ==========
Recurring net income...................  $   35,500   $   31,956   $   26,010   $   24,310   $   17,929
                                         ==========   ==========   ==========   ==========   ==========
PER SHARE DATA (A):
Net income:
  Basic................................  $     1.75   $     2.05   $     1.22   $     1.37   $     1.02
  Diluted..............................        1.68         1.95         1.19         1.32         1.01
Recurring net income*
  Basic................................        1.96         1.81         1.46         1.37         1.02
  Diluted..............................        1.87         1.72         1.41         1.32         1.01
Cash dividends.........................         .71          .60          .57          .31          .23
Book value, end of period..............       14.82        14.14        13.21        11.86        10.44

SELECTED PERIOD END BALANCES:
Assets.................................  $3,250,695   $2,967,482   $2,680,096   $2,487,518   $2,318,405
Net loans..............................   2,298,834    2,064,998    1,873,050    1,685,317    1,589,684
Deposits...............................   2,708,572    2,467,057    2,240,572    2,116,099    1,952,496
Long-term debt.........................      69,492       72,246       58,179       50,784       56,614
Preferred stock........................       2,380        2,875        3,525        4,516        4,563
Stockholders' equity...................     272,158      260,251      225,649      212,514      187,516

---------------

* Recurring net income excludes merger related and other non-recurring costs of $3.6 million in 1998, extraordinary gains on the sale of a subsidiary and branches of $8.8 million and merger related and other non-recurring costs of $4.6 million in 1997 and a one-time assessment of $2.1 million legislated by Congress to recapitalize the Savings Association Insurance Fund and merger related and other non-recurring costs of $2.0 million in 1996, all on an after-tax basis.

(A) Net income per common share is based on weighted average shares outstanding adjusted retroactively for stock splits and stock dividends. Cash dividends per common share are based on the actual cash dividends declared adjusted for stock splits and stock dividends. Book value per common share is based on shares outstanding at each period-end adjusted retroactively for stock splits and stock dividends.

                                                    AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------
                                                   1998     1997     1996     1995     1994
                                                  ------   ------   ------   ------   ------
SELECTED PERFORMANCE RATIOS:
Return on average assets........................    1.03%    1.32%     .85%    1.01%     .80%
Return on average equity........................   11.96    15.21     9.91    12.13    10.03
Recurring net income:
  Return on average assets......................    1.15     1.16     1.02     1.01      .80
  Return on average equity......................   13.32    13.43    11.79    12.13    10.03
Total equity/total assets.......................    8.37     8.77     8.42     8.54     8.09
Net interest margin (fully taxable
  equivalent)...................................    4.71     4.90     5.03     4.98     4.83
Dividend payout.................................   38.96    25.24    29.02    14.87    15.01

ASSET QUALITY RATIOS:
Non-performing loans/total loans................     .60      .46      .68      .78      .96
Allowance for loan losses/non-performing
  loans.........................................  223.35   308.79   232.76   198.64   159.87
Non-performing assets/total assets (B)..........     .47      .46      .76      .75      .90
Ratio of earnings to fixed charges..............    1.45%    1.41%    1.37%    1.42%    1.38%

---------------

Notes:

(B) Non-performing assets include non-accrual loans, other real estate owned and restructured loans.


                                USE OF PROCEEDS



The Company intends to use the net proceeds from the sale of Notes primarily as advances to its consumer finance subsidiary, Regency Finance Company, primarily to fund Regency's lending and purchasing activities and secondarily for general corporate purposes of the Company.

                                  THE COMPANY

GENERAL

F.N.B. Corporation, or the "Company," is a financial services holding company headquartered in Hermitage, Pennsylvania. It provides a broad range of financial services to its customers through its bank and consumer finance subsidiaries in Pennsylvania, southwestern Florida, eastern Ohio and southwestern New York. The Company's main office is located at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 and its telephone number is (724) 981-6000.

The Company was formed in 1974 and currently operates ten bank subsidiaries and one consumer finance company in Pennsylvania, southwestern Florida, eastern Ohio and southwestern New York. On January 13, 1999, the Company completed its acquisition of Guaranty Bank and Trust Company, a Florida state bank, located in Venice, Florida with assets of approximately $154.0 million, which it subsequently merged with West Coast Bank to form West Coast Guaranty Bank, N.A. As of December 31, 1998, including Guaranty Bank and Trust Company, the Company had approximately $3.4 billion in consolidated assets, approximately $2.9 billion in deposits and 122 offices.

The Company, through its subsidiaries, provides a full range of financial services, principally to consumers and small to medium-size businesses in its market areas. The Company's business strategy has been to focus primarily on providing quality, community-based financial services adapted to the needs of each of the markets it serves. The Company has emphasized its community orientation by generally preserving the names and local boards of directors of its subsidiaries, by allowing its subsidiaries autonomy in decision-making and thus enabling them to respond to customer requests more quickly, and by concentrating on transactions within its market areas. However, while the Company has sought to preserve the identities and autonomy of its subsidiaries, it has established centralized credit analysis, loan review, investment, audit and data processing functions. The centralization of these processes has enabled the Company to maintain consistent quality of these functions and to achieve certain economies of scale.

The Company's lending philosophy is to minimize credit losses by following uniform credit approval standards (which include independent analysis of realizable collateral value), diversifying its loan portfolio, maintaining a relatively modest average loan size and conducting ongoing review and management of the loan portfolio. The Company is an active residential mortgage lender, and its commercial loans are generally to established local businesses. The Company does not have a significant amount of construction loans and has no highly leveraged transaction loans or loans to foreign countries.

No material portion of the deposits of the Company's subsidiaries has been obtained from a single or small group of customers, and the loss of any customer's deposits or a small group of customers' deposits would not have a material adverse effect on the business of the Company.

Information as of December 31, 1998 for the Company's existing bank and consumer finance subsidiaries (including the year established and location of principal office for each) is set forth below. All subsidiaries are wholly-owned by the Company.

                                                                                     NUMBER OF
                                                           TOTAL         TOTAL         BRANCH
                                                           ASSETS       DEPOSITS      OFFICES
                                                         ----------    ----------    ----------
                                                                 (DOLLARS IN THOUSANDS)
BANK SUBSIDIARIES:

First National Bank of Pennsylvania (est. 1864)
  Hermitage, Pennsylvania..............................  $1,229,283    $1,075,911        36
First National Bank of Naples (est. 1988)
  Naples, Florida......................................     664,500       519,109         7
First National Bank of Florida (est. 1997)
  Clearwater, Florida..................................     325,330       280,360        12
Cape Coral National Bank (est. 1994)
  Cape Coral, Florida..................................     301,056       271,987         5
West Coast Guaranty Bank, N.A. (est. 1999)*
  Sarasota, Florida....................................     273,410       235,951         7
Metropolitan National Bank (est. 1922)
  Youngstown, Ohio.....................................     246,696       216,388         8
Reeves Bank (Est. 1868)
  Beaver Falls, Pennsylvania...........................     143,972       130,880         8
First National Bank of Fort Myers (est. 1989)
  Fort Myers, Florida..................................      82,998        74,623         2
First County Bank, N.A. (est. 1987)
  Chardon, Ohio........................................      62,210        57,527         3
     Totals............................................  $3,329,455    $2,862,736        88
CONSUMER FINANCE SUBSIDIARY:

Regency Finance Company (est. 1927)
  Hermitage, Pennsylvania..............................  $   88,154           N/A        34

---------------

* Formed upon the merger of Guaranty Bank and Trust Company and West Coast Bank on February 12, 1999.

The Company has five other operating subsidiaries, Penn-Ohio Life Insurance Company, Mortgage Service Corporation, F.N.B. Building Corporation, F.N.B. Investment Corporation and Customer Service Center of F.N.B., L.L.C. Penn-Ohio Life Insurance Company underwrites, as a reinsurer, credit life and accident and health insurance sold by the Company's subsidiaries. These activities are incidental to the Company's banking business. Mortgage Service Corporation services mortgage loans for unaffiliated financial institutions, F.N.B. Building Corporation owns real estate that is leased to certain subsidiaries, F.N.B. Investment Corporation holds equity securities and other miscellaneous assets on behalf of the Company and Customer Service Center performs data processing and other services for the Company and its affiliates.

As of February 28, 1999, the Company and its subsidiaries had approximately 1,508 full-time equivalent employees.

OPERATIONS OF THE BANK SUBSIDIARIES

The Company's bank subsidiaries offer services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts, commercial, mortgage and individual installment loans, credit card and discount brokerage services through correspondent banks, night depository, automated teller services, computer services, safe deposit boxes, money order services, travelers checks, government savings bonds, food stamp sales and utility bill payments. The bank subsidiaries also offer alternative investment products including mutual funds, annuities and discount brokerage.

In addition, the Company offers a broad range of personal and corporate fiduciary services, including the administration of decedent and trust estates. As of December 31, 1998, trust assets under management totaled $670.0 million.

OPERATIONS OF THE CONSUMER FINANCE SUBSIDIARY

The Company's consumer finance subsidiary is involved principally in making personal installment loans to individuals and purchasing installment sales finance contracts from retail merchants.

OTHER INFORMATION

As part of its operations, the Company regularly evaluates the potential acquisition of, and holds discussions with, various financial institutions and other businesses of a type eligible for bank holding company investment. In addition, the Company regularly analyzes the values of, and submits bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. As a general rule, the Company publicly announces such material acquisitions when a definitive agreement has been reached.

For further information about the Company, reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference. Investors desiring a copy of such report may
(i) contact the Company at its address or telephone number indicated under "Information Incorporated by Reference" or (ii) access the SEC's website at "http://www/sec.gov."

                              DESCRIPTION OF NOTES

GENERAL

The Company will issue the Notes under an Indenture, dated as of May 15, 1992, as supplemented by the First Supplemental Indenture dated as of January 1, 1994, (the "Indenture"), between the Company and Chase Manhattan Trust Company, National Association, successor to Northern Central Bank, as trustee (the "Trustee"). The Notes will be subordinated, unsecured obligations of the Company. The material terms, provisions and covenants contained in the Notes and the Indenture are described below.

The Notes will be subordinate in right of payment to Senior Indebtedness of the Company, as described below under "Subordination." The Indenture does not limit the incurrence of Senior Indebtedness or any other debt, secured or unsecured, of the Company or any of its subsidiaries, nor does it contain any terms which would afford protection to holders of the Notes ("Holders") issued thereunder in the event of a recapitalization, a change in control, a highly leveraged transaction or a restructuring involving the Company.

The Notes will be obligations of the Company only. Because the Company is a holding company, its rights and the rights of its creditors, including the Holders of the Notes, to participate in the distribution of the assets of any of the Company's subsidiaries upon liquidation, dissolution or reorganization of a subsidiary will be subject to the prior claims of the subsidiaries' creditors (including depositors in a bank or savings and loan subsidiary), except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") as in effect on the date of the Indenture. The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of them. The statements under this caption relating to the Indenture, a copy of which is filed as an exhibit to the Registration Statement, and the Notes are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture.

TERMS OF SUBORDINATED TERM NOTES

Subordinated Term Notes Due 3 Months or 6 Months.

The Company will issue each 3 Month and 6 Month Term Note in the minimum principal amount of $500 and such Term Notes will mature 3 months or 6 months, respectively, after their date of issue. The Company will determine, from time to time, the rate of interest payable on such Term Notes. The rate of interest at the time of purchase will be the rate payable throughout the original term of the Term Note. The Company will pay interest, at the Holder's option, either monthly or at maturity.

Each 3 Month and 6 Month Term Note will automatically extend for an additional term, equal in duration to the original term, at the rate of interest then in effect for Term Notes of comparable maturity. All of the other terms and conditions applicable to the Term Notes when issued will also apply during each extension term. The Holder may elect not to extend the term by notifying the Company of his intention to redeem the Term Note.

Subordinated Term Notes Due 9 Months, 12 Months, 18 Months, 24 Months, 30 Months, 36 Months, 48 Months, 60 Months, 84 Months or 120 Months.

The Company will issue each 9, 12, 18, 24, 30, 36, 48, 60, 84, and 120 Month Term Note in the minimum principal amount of $500. Such Term Notes will mature 9 months, 12 months, 18 months, 24 months, 30 months, 36 months, 48 months, 60 months, 84 months or 120 months after their date of issue. The Company will determine, from time to time, the rate of interest payable on such Term Notes. The rate of interest at the time of purchase will be payable throughout the original term of the Term Note. The Company will pay interest, at the Holder's option, either monthly or quarterly, or will compound the interest quarterly.

These Term Notes will automatically extend for additional terms, equal in duration to their original terms, at the rate(s) of interest then in effect for Term Notes of comparable maturity. All of the other terms and conditions applicable to such Term Notes when issued will also apply during each extension term. The Holder may elect not to extend the term by notifying the Company of the Holder's intention to redeem the Term Note.

Redemption of Term Notes at Option of Holder.

The Holder of a Term Note will have the right, at such Holder's option, to redeem the Term Note, in whole or in part, prior to maturity, provided that a partial redemption may not reduce the principal amount of the Term Note below $500. If the Holder redeems, in whole or in part, a 3 Month, 6 Month, 9 Month or a 12 Month Term Note, the Holder will forfeit one month of interest earned, or that could have been earned, on the amount redeemed at the rate being paid on the Term Note, regardless of the length of time that the Holder has owned the Term Note. If the Holder redeems, in whole or in part, an 18 Month, 24 Month, 30 Month, 36 Month, 48 Month, 60 Month, 84 Month or 120 Month Term Note, the Holder will forfeit 3 months of interest earned, or that could have been earned, on the amount redeemed at the rate being paid on the Term Note, regardless of the length of time that the Holder has owned the Term Note. Where necessary to comply with the requirements of this paragraph, the Company will deduct interest already paid to or for the account of the Holder from the amount redeemed.

Term Notes may be redeemed before maturity without forfeiture of interest upon the death of any Holder or if the Holder is determined to be legally incompetent. The Company may require the Holder to give the Company no less than thirty (30) days' prior written notice, by first class mail, of a redemption demanded by the Holder. The Holder must specify in the notice the principal amount of the Term Note to be redeemed and the redemption date.

TERMS OF SUBORDINATED DAILY NOTES

The Company will issue Daily Notes in the minimum original principal amount of $50. Holders of Daily Notes may increase or decrease the original principal amount at any time by making additional purchases or partial redemptions. Each partial redemption must be in the minimum amount of $50 and may not reduce the principal amount of the Daily Note below $50. Upon request of the Holder of a Daily Note, the Company will record on the Daily Note any adjustments to the original principal amount, such as additional purchases or partial redemptions.

If the Holder redeems a Daily Note in full, such Daily Note must be surrendered by the Holder to the Company and the Company will pay to the Holder the outstanding principal amount thereof, together with any accrued but unpaid interest. The Company may require the Holder to give the Company no less than thirty (30) days' prior written notice, by first class mail, of a redemption demanded by the Holder. The Holder must specify in the notice the principal amount of the Daily Note to be redeemed and the redemption date.

The Company will determine the interest rate payable on the Daily Note. The interest rate may increase or decrease on a monthly basis. The Company will make each adjustment, if any, to the interest rate on the first day of the month. The interest rate, once adjusted, will be effective on the first day of each month and will remain in effect until next adjusted by the Company. Interest will be accrued daily and compounded quarterly.

GENERAL PROVISIONS APPLICABLE TO ALL NOTES

Optional Redemption by the Company.

The Company has the right, at its option, to call any of the Notes for redemption before maturity, at any time. The Company will make each partial redemption payment ratably on all the outstanding Notes of the particular series called for redemption. Interest on the Notes will continue to accrue until the date of redemption and no premium will be paid on such Notes. The Company will give each Holder at least thirty (30) days' prior written notice by first class mail of each redemption, specifying, among other things, the principal amount of the Note to be redeemed and the redemption date. Once the Company gives a notice of redemption, the principal amount of the Note specified in such notice, together with accrued and unpaid interest to the redemption date, will become due and payable on the redemption date.

Subordination.

The indebtedness evidenced by the Notes is subordinate to the prior payment when due of the principal of and interest on all Senior Indebtedness. Upon maturity of any Senior Indebtedness, the Company must make payment in full on such Senior Indebtedness before it can make any payment on the Notes. The Company may not make any payment on the Notes while it is in default on the payment of any Senior Indebtedness, or while any other event of default exists with respect to Senior Indebtedness pursuant to which the holders thereof have accelerated the maturity thereof. If the assets of the Company are distributed in any dissolution, winding up, liquidation or reorganization, payment of the principal of and interest on the Notes will be subordinated, to the extent and in the manner set forth in the Indenture, to the prior payment in full of all Senior Indebtedness. The Indenture does not limit the Company's ability to increase the amount of Senior Indebtedness or to incur any additional indebtedness in the future that may affect the Company's ability to make payments under the Notes. Except as described above, the obligation of the Company to make payment of principal or interest on the Notes will not be affected. The Holders of the Notes will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made on Senior Indebtedness out of the distributive share of the Notes. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of the Notes.

"Senior Indebtedness" means Indebtedness of the Company outstanding at any time other than (1) Indebtedness of the Company to a Subsidiary for money borrowed or advanced from any such Subsidiary and (2) Indebtedness which by its terms is not superior in right of payment to the Notes.

"Indebtedness" means (1) any debt of the Company (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities; (2) any debt of others described in the preceding clause
(1) which the Company has guaranteed or for which it is otherwise liable; and
(3) any amendment, renewal, extension or refunding of any such debt. As of December 31, 1998, the outstanding amount of Senior Indebtedness of the Company was approximately $6.0 million.

Defaults and Remedies.

The term "Events of Default" when used in the Indenture means any one of the following: (i) failure of the Company to pay interest which failure continues for 30 days, or failure to pay principal of (or premium, if any, on) any of the Notes when due (whether or not prohibited by the subordination provisions); (ii) failure to perform any other covenant or breach of any warranty continuing for 60 days after the Company receives written notice of such failure or breach;
(iii) the default under any instrument governing indebtedness of the Company or any subsidiary for money borrowed or guaranteed which constitutes a failure to pay principal in an aggregate principal amount exceeding $1,000,000 or which has resulted in an aggregate principal amount of at least $1,000,000 becoming or being declared due prior to its stated maturity, and which default is not cured within 30 days after the Company receives written notice thereof; and (iv) certain events of bankruptcy, insolvency or reorganization involving the Company or certain of its subsidiaries.

The Indenture provides that the Trustee will, within 90 days after the occurrence of a default, mail to the Holders notice of all uncured defaults known to it (the term "default" for this purpose only means the happening of any Event of Default specified above, excluding grace periods). In the case of default in the payment of principal of or interest on any of the Notes, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders.

If an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of any series of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by the holders), may declare the principal of and all accrued interest on all the Notes of such series to be due and payable immediately. The Holders of a majority in principal amount of such series of Notes may rescind such declaration if (1) the Company has paid or deposited with the Trustee a sum sufficient to pay all overdue interest on such series of Notes and principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration and (2) all existing Events of Default have been cured or waived.

Defaults (except, unless cured, a default in payment of principal of or interest on the Notes or a default with respect to a provision which cannot be modified under the terms of the Indenture without the consent of each Holder affected) may be waived by the Holders of a majority in principal amount of a series of Notes (with respect to such series) upon the conditions provided in the Indenture.

The Indenture requires the Company to file periodic reports with the Trustee as to the absence of defaults.

A director, officer, employee or stockholder, as such, of the Company will not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

Consolidation, Merger, Conveyance, Transfer or Lease.

The Company may not consolidate with, merge into, or transfer or lease substantially all of its assets to, any other corporation unless the successor corporation assumes all obligations of the Company under the Indenture and the Notes and certain other conditions are met. Thereafter all such obligations of the Company will terminate and the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer or lease is made will succeed to all rights and powers of the Company under the Indenture.

The Indenture prohibits the issuance, sale, assignment, transfer or other disposition of shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of a subsidiary, or any successors, or mergers or consolidations involving a subsidiary, or sales or transfers of assets substantially as an entirety by any subsidiary. The Company may, with respect to any subsidiary that is not a Principal Member Bank (as defined in the Indenture), (1) dispose of any shares of stock or (2) issue shares of stock or permit a merger, consolidation or sale or lease of assets if the consideration received at least equals the fair value of the shares or assets transferred and either the Company's pro rata interest in the subsidiary is maintained or the Company owns no shares of the subsidiary immediately after the transaction. The Indenture does not prohibit such dispositions (i) if made in compliance with any order of the court or regulatory authority or made as a condition imposed by a court or authority to the acquisition by the Company of any entity, or (ii) when the proceeds are, within 270 days, or such longer period of time as may be necessary to obtain requisite regulatory approvals, to be invested in a subsidiary (including any entity which upon such investment becomes a subsidiary) engaged in a business legally permissible for bank holding companies.

Modification of the Indenture.

The Company and the Trustee may supplement or amend the Indenture under certain specified circumstances, without the consent of any Holder, including to cure any ambiguity, to correct or supplement any other provision thereof, to evidence the succession of a successor to the Company or the Trustee, to add to the covenants of the Company for the benefit of the Holders or additional Events of Default, to secure the Notes, or to add any other provisions with respect to matters or questions arising thereunder which the Company and the Trustee deem necessary or desirable and which do not adversely affect the interests of the Holders. Otherwise, the rights and obligations of the Company and the rights of the Holders may be modified by the Company and the Trustee only with the consent of the Holders of a majority in principal amount of each series of Notes then outstanding.

Consumer Finance Subsidiary as Selling Agent and Paying Agent of the Company.

Regency Finance Company, and its subsidiary, Citizens Financial Services, Inc., will act as selling agents and paying agents of the Company. Therefore, the Holders will make all payments for Notes to Regency or Citizens, as agent for the Company, and Regency or Citizens will make all principal and certain interest payments to the Holders, as agent for the Company.

Notes Non-Negotiable.

The Notes are non-negotiable and no rights of ownership may be transferred by mere endorsement and delivery of a Note to a purchaser. All transfers and assignments of Notes may be made only at the offices of Regency Finance Company or its subsidiary, Citizens Financial Services, Inc., upon presentation of the Note and recordation of such transfer or assignment in the books of the Company.

Satisfaction and Discharge of Indenture.

The Indenture will be discharged and cancelled upon payment of all securities issued under the Indenture, including the Notes, or upon deposit with the Trustee, within not more than one year prior to the maturity of all the outstanding securities issued under the Indenture, of funds sufficient for such payment or redemption.

The Trustee.

The Trustee is Chase Manhattan Trust Company, National Association, successor to Northern Central Bank. Notice to the Trustee should be directed to One Oxford Centre, 301 Grant Street, Suite 1100, Pittsburgh, Pennsylvania 15219.

The Holders of a majority in principal amount of all outstanding series of Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, provided that such direction would not conflict with any rule of law or with the Indenture, would not be prejudicial to the rights of another Holder and would not subject the Trustee to personal liability. The Indenture provides that in case an Event of Default should occur and be known to the Trustee (and not be cured), the Trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs in the exercise of its power. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Federal Income Tax Considerations.

A Holder of Notes may be subject to "backup withholding" under certain circumstances. Backup withholding applies to a Holder who is a United States person if the Holder, among other things,

(1) fails to furnish his social security number or other taxpayer identification number ("TIN") to the payer responsible for backup withholding (for example, the Holder's securities broker),

(2) furnishes such payer an incorrect TIN,

(3) fails to provide such payer with a certified statement, signed under penalties of perjury, that the TIN provided to the payer is correct and that the Holder is not subject to backup withholding, or

(4) fails to report properly interest and dividends on his tax return. Backup withholding, however, does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. The backup withholding rate is 31% of "reportable payments," which generally will include interest on Notes.

Under present law all interest earned on the Notes will be taxable each year for Federal income tax purposes. Even though interest on certain series of Notes may be accrued during a calendar year but not paid until a future year, the accrued interest may be taxable for Federal income tax purposes during the calendar year of accrual.

Holders of Notes should consult their own tax advisors about the federal, state and local tax consequences of owning Notes.

                              PLAN OF DISTRIBUTION

Officers and employees of Regency, the Company's consumer finance subsidiary, and its wholly-owned subsidiary, Citizens Financial Services, Inc., will sell the Notes without registration as brokers or dealers in reliance upon the safe harbor provided by Rule 3a4-1 under the Exchange Act. Such officers and employees will not receive any commissions or direct or indirect compensation in connection with the sale of the Notes.

The Company will market the Notes through the use of newspaper advertisements and signs in the Regency offices and through the provision of copies of this Prospectus to customers who inquire about purchasing the Notes. The Company will not market the Notes through any mass mailings, telephone calls or other personal solicitation.

                                 LEGAL MATTERS

The law firm of Cohen & Grigsby, P.C., Pittsburgh, Pennsylvania, rendered an opinion regarding the validity of the Notes covered by this Prospectus.

                              INDEPENDENT AUDITORS

The consolidated financial statements of the Company at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated herein by reference. As to 1997, their report is based, in part, on the reports of Hacker, Johnson, Cohen & Grieb, PA, independent auditors, who audited Seminole Bank and Citizens Holding Corporation. As to 1996, their report is based, in part, on the reports of Hill, Barth & King, Inc., independent auditors, who audited Southwest Banks, Inc., PricewaterhouseCoopers LLP, independent auditors, who audited West Coast Bancorp, Inc., and Hacker, Johnson, Cohen & Grieb, PA, independent auditors, who audited Seminole Bank and Citizens Holding Corporation.

The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any report, statements or other information filed by the Company at the SEC's public reference rooms in Washington, D.C., New York, New York, or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

The Company has filed a Registration Statement on Form S-3 to register with the SEC the Notes sold under this Prospectus. This Prospectus is part of that Registration Statement. As allowed by the SEC rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

                     INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" certain information in this Prospectus which means that we can disclose important information to you by referring you to another document filed separately with the SEC by the Company. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in the Prospectus. This Prospectus incorporates by reference the documents set forth below that the Company has previously filed with the SEC. These documents contain important information about the Company and its finances.

COMPANY FILINGS (SEC FILE NO. 08144)               PERIOD
------------------------------------               ------
Annual Report on Form 10-K                         the year ended December 31, 1998

We further incorporate by reference additional documents that the Company files with the SEC between the date of this Prospectus and the date the offering of Notes is terminated.

Upon request the Company will provide, without charge, a copy of any or all of the documents incorporated by reference in this document (other than exhibits to the documents, unless the exhibits are specifically incorporated by reference). Your requests for copies should be directed to F.N.B. Shareholder Services, P.O. Box 413043, Naples, FL 34101-3043, Telephone: 800-490-3951.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following expenses will be incurred in connection with the issuance and distribution of the securities being registered:

Securities and Exchange Commission Fee*.....................    $34,750.00*
Printing and engraving expenses.............................     12,000.00
Legal fees and expenses.....................................     12,000.00
Accounting fees and expenses................................     10,000.00
Trustee fees................................................      6,000.00
Miscellaneous expenses......................................      5,000.00
                                                                ----------
     Total..................................................    $79,750.00
                                                                ==========

---------------

* Exact; all other fees and expenses are estimates.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Numbered Paragraph 6.b of the Articles of Incorporation, as amended, of F.N.B. Corporation provides as follows:

        Directors and Officers of the Corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened action, suit or proceedings, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Corporation or otherwise), arising out of their service to the Corporation or to another organization at the request of the Corporation, or because of their positions with the Corporation. Persons who are not Directors or Officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The Corporation may purchase and maintain insurance to protect itself and any such Director, Officer or other person against any liability, cost or expense asserted against or incurred by him in respect of such service, whether or not the Corporation would have the power to indemnify him against such liability by law or under the provisions of this paragraph. The provisions of this paragraph shall be applicable to persons who have ceased to be Directors or Officers, and shall inure to the benefit of the heirs, executors and administrators of persons entitled to indemnity hereunder.

Article IX of the Bylaws of F.N.B. Corporation provides that the Corporation shall indemnify each director and officer of the Corporation and of its controlled subsidiaries made or threatened to be made a party to any civil, criminal, administrative action, suit or proceeding (whether brought by or in the name of the Corporation or otherwise) arising out of such director's or officer's service to the Corporation or to another organization at the Corporation's request against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director and officer in connection with such action, suit or proceeding. Indemnification shall not be made with respect to actions, suits or proceedings where the act or omission giving rise to the claim for indemnification has been determined to have constituted willful misconduct or recklessness or where prohibited by law. In addition, expenses incurred by each director and officer in defending any such action, suit or proceeding, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if an undertaking (in form and scope satisfactory to the Corporation) shall have been furnished to the Corporation to repay amounts so advanced if and to the extent it shall ultimately be determined that such officer or director is not entitled to indemnification and certain other conditions shall have been satisfied. The Corporation may purchase and maintain insurance, create a fund of any nature, grant a security interest or otherwise secure or insure in any manner its indemnification obligations.

Article II, Section 17 of the Bylaws of F.N.B. Corporation provides that to the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for any action taken, or any failure to take any action.

Section 1741 of the Pennsylvania Business Corporation Law (the "BCL") provides that a corporation shall (subject to the provisions described in the second succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 1742 of the Pennsylvania BCL provides that a corporation shall (subject to the provisions described in the succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense of the settlement of the action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court of common pleas or other court deems proper.

Under Section 1744 of the Pennsylvania BCL, any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in a specific case upon a determination that indemnification of the representative is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made:

        (1) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or

        (2) If such quorum is not obtainable or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

        (3) By the shareholders.

Notwithstanding the above, Section 1743 provides that to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Under Section 1745 of the Pennsylvania BCL, expenses (including attorneys' fees) incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

Section 1746 of the Pennsylvania BCL further provides that the indemnification provided by Sections 1741, 1742 and 1743 and the advancement of expenses provided by Section 1745 shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders, disinterested directors or otherwise, both as to action in his official capacity and as to action in other capacity while holding that office. A corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to Section 1746 or otherwise. Indemnification pursuant to Section 1746 shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Indemnification pursuant to Section 1746 under any bylaw, agreement, vote of shareholders, or directors or otherwise may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in such Section 1746 and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Section 1746 declares such indemnification to be consistent with the public policy of Pennsylvania.

The foregoing is only a general summary of certain aspects of Pennsylvania law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes which contain detailed specific provisions regarding the circumstances under which the person for whose benefit indemnification shall or may be made and accordingly are incorporated herein by reference as Exhibit 99.2 of this registration statement.

ITEM 16.  EXHIBITS

The following exhibits are filed as part of this Registration Statement:


EXHIBIT NO.
-----------
    4.1       Specimen of the Registrant's Subordinated Term Notes due 3,
              6, 9, 12, 18, 24, 30, 36, 48, 60, 84 and 120 Months*

    4.2       Specimen of the Registrant's Subordinated Daily Notes*

    4.3 Form of Indenture authorizing the Registrant's Securities issued pursuant to this Registration Statement to be qualified under the Trust Indenture Act, incorporated by reference to Exhibit 4.7 of the Registrant's Registration
              Statement on Form S-2, File No. 33-45888.

    4.4 First Supplemental Indenture dated as of January 1, 1994 between the Registrant and the Trustee, incorporated by reference to Exhibit 4.4 of the Registrant's Registration
              Statement on Form S-3, File No. 33-61367.

EXHIBIT NO.
-----------
    4.5       Form of Officer's Certificate setting forth the terms of (i)
              the Registrant's Subordinated Notes due 3, 6, 9, 12, 18, 24,
              30, 36, 48, 60, 84 and 120 Months, and (ii) the Registrant's
              Subordinated Daily Cash Accounts, incorporated by reference to Exhibit 4.5 of the Registrant's Registration Statement on
              Form S-3, File No. 33-67440.

    4.6       Form of Acceptance of Offer*

      5       Opinion of Cohen & Grigsby, P.C. re: legality

     12       Statement re: computation of ratios*

   23.1       Consent of Cohen & Grigsby, P.C. (included in Exhibit 5)

   23.2       Consent of Ernst & Young LLP*

   23.3       Consent of Hill, Barth & King, Inc.*

   23.4       Consent of PricewaterhouseCoopers, LLP*

   23.5       Consent of Hacker, Johnson, Cohen & Grieb, PA*

     24       Powers of Attorney*

     25       Statement of Eligibility of Trustee

   99.1       Form of Prospectus Supplement*

   99.2 Provisions of Pennsylvania law regarding indemnification of directors and officers, incorporated by reference to Exhibit
              99.3 of the Registrant's Registration Statement on Form S-4,
              File No. 333-22909.



* Previously Filed


ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is
incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on April 14, 1999.


                                      F.N.B. CORPORATION


                                      By           /s/ JOHN D. WATERS

                                         ---------------------------------------

                                         John D. Waters,


                                         Vice President and Chief Financial
                                         Officer


Pursuant to the requirements of Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                   SIGNATURE                                   TITLE                     DATE
                   ---------                                   -----                     ----
                       *                          Chairman of the Board and
------------------------------------------------  Chief Executive Officer
                Peter Mortensen                   (Principal Executive Officer)
                       *                          President, Chief Operating
------------------------------------------------  Officer and Director
                  Gary L. Tice
                       *                          Vice Chairman
------------------------------------------------
              Stephen J. Gurgovits
                       *                          Vice President and Chief
------------------------------------------------  Financial Officer (Principal
                 John D. Waters                   Financial and Accounting
                                                  Officer)
                       *                          Director
------------------------------------------------
              W. Richard Blackwood
                       *                          Director
------------------------------------------------
                Alan C. Bomstein
                       *                          Director
------------------------------------------------
              William B. Campbell
                                                  Director
------------------------------------------------
               Charles T. Cricks
                       *                          Director
------------------------------------------------
              Henry M. Ekker, Esq
                       *                          Director
------------------------------------------------
                Thomas W. Hodge

                   SIGNATURE                                   TITLE                     DATE
                   ---------                                   -----                     ----
                       *                          Director
------------------------------------------------
                James S. Lindsay
                       *                          Director
------------------------------------------------
                 Paul P. Lynch
                       *                          Director
------------------------------------------------
                 Edward J. Mace
                       *                          Director
------------------------------------------------
                 Robert S. Moss
                       *                          Director
------------------------------------------------
                Richard C. Myers
                                                  Director
------------------------------------------------
                William A. Quinn
                       *                          Director
------------------------------------------------
                George A. Seeds
                       *                          Director
------------------------------------------------
               William J. Strimbu
                       *                          Director
------------------------------------------------
               Archie O. Wallace
                       *                          Director
------------------------------------------------
                Joseph M. Walton
                       *                          Director
------------------------------------------------
                James T. Weller
                       *                          Director
------------------------------------------------
              Eric J. Werner, Esq.
                       *                          Director
------------------------------------------------
               R. Benjamin Wiley
                                                  Director
------------------------------------------------
                Donna C. Winner



*By:       /s/ JOHN D. WATERS

     -------------------------------

     John D. Waters,
     Attorney-in-Fact


     April 14, 1999

                                 EXHIBIT INDEX

                  (PURSUANT TO ITEM 601(a) OF REGULATION S-K)


                                                                              SEQUENTIAL
EXHIBIT NO.                           DESCRIPTION                              PAGE NO.
-----------                           -----------                             ----------
    4.1       Specimen of the Registrant's Subordinated Term Notes due 3,
              6, 9, 12, 18, 24, 30, 36, 48, 60, 84 and 120 Months*

    4.2       Specimen of the Registrant's Subordinated Daily Notes*

    4.3 Form of Indenture authorizing the Registrant's Securities issued pursuant to this Registration Statement to be qualified under the Trust Indenture Act, incorporated by reference to Exhibit 4.7 of the Registrant's Registration
              Statement on Form S-2, File No. 33-45888.

    4.4 First Supplemental Indenture dated as of January 1, 1994 between the Registrant and the Trustee, incorporated by reference to Exhibit 4.4 of the Registrant's Registration
              Statement on Form S-3, File No. 33-61367.

    4.5 Form of Officer's Certificate setting forth the terms of (i) the Registrant's Subordinated Notes due 3, 6, 9, 12, 18, 24,
              30, 36, 48, 60, 84 and 120 Months, and (ii) the Registrant's
              Subordinated Daily Cash Accounts, incorporated by reference to Exhibit 4.5 of the Registrant's Registration Statement on
              Form S-3, File No. 33-67440.

    4.6       Form of Acceptance of Offer*

    5         Opinion of Cohen & Grigsby, P.C. re: legality

   12         Statement re: computation of ratios*

   23.1       Consent of Cohen & Grigsby, P.C. (included in Exhibit 5)

   23.2       Consent of Ernst & Young LLP*

   23.3       Consent of Hill, Barth & King, Inc.*

   23.4       Consent of PricewaterhouseCoopers, LLP*

   23.5       Consent of Hacker, Johnson, Cohen & Grieb, PA*

   24         Powers of Attorney*

   25         Statement of Eligibility of Trustee

   99.1       Form of Prospectus Supplement*

   99.2 Provisions of Pennsylvania law regarding indemnification of directors and officers, incorporated by reference to Exhibit
              99.3 of the Registrant's Registration Statement on Form S-4,
              File No. 333-22909.



* Previously Filed